                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-70411


                                  66,803 SHARES




                             THE VANTIVE CORPORATION


                                  COMMON STOCK



        This is a public offering of 66,803 shares of our common stock by some of our current stockholders listed on page 14. We will not receive any of the proceeds from the sale of the shares.

                         ------------------------------

        Vantive's common stock is listed on the Nasdaq National Market under the symbol "VNTV." On June 17, 1999, the closing price of one share of our common stock was $10.6875.

                         ------------------------------

          INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                         ------------------------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representations to the contrary is a criminal offense.



                         ------------------------------



                  The date of this prospectus is June 18, 1999.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Vantive, any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.


                                  ABOUT VANTIVE

        Vantive is a leading provider of customer relationship management solutions. We empower companies to more effectively win, keep, and know their customers. The Vantive Enterprise, Vantive's integrated software suite, enables call center, marketing, field sales, help-desk and field service personnel to deliver consistent customer service across many channels via the Internet, the call center, or in person. The consulting implementation and integration services that we provide are intended to help our customers implement and optimize our software products. A "call center" is typically a functional area of a company in which a number of employees process container orders, complaints or service requests. "Field sales" refers to a direct sales force deployed throughout a geographic region. "Field service" refers to repair technicians deployed throughout a geographic region.

        The Vantive Enterprise is built using a component-based, multi-tier architecture and a common data model. "Multi-tiered architecture" is a software design intended to enhance scalability (the capacity to expand the number of users or the number of transactions processed for a given module of software)and minimize use of network bandwidth. A "common data model" is a database shared by each application in The Vantive Enterprise. Certain features of the modules in The Vantive Enterprise are accessible via a Web browser which permits wider use of these features than would be available under more traditional client-server product architectures. Vantive Enterprise software may be used independently or as part of an integrated, enterprise-wide, front-office automation system. We believe businesses can better manage customer relationships by sharing valuable customer information throughout their organizations. The Vantive Enterprise has been deployed by businesses in a broad range of industries that include the following:


        o       software                          o       manufacturing

        o       communications                    o       medical products

        o       consumer products                 o       public sector/regulated industry

        o       finance                           o       online services

        o       outsourcing/services              o       consumer goods

        o       personal computer hardware        o       retail

        o       healthcare

        Vantive's principal executive offices are located at 2455 Augustine Drive, Santa Clara, California 95054, and its telephone number is (408) 982-5700.

                                 RECENT MATTERS

        On April 19, 1999, we announced that we had named Thomas L. Thomas as our Chairman of the Board of Directors and Chief Executive Officer, replacing John Luongo.

                                  RISK FACTORS

        You should consider carefully the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE IN FUTURE PERIODS AND THIS MAY CAUSE US TO FAIL TO MEET EXPECTATIONS

        Our quarterly operating results have varied significantly in the past and we expect that they will vary significantly from quarter to quarter in the future. In addition, our operating results may not follow any past trends. If our operating results are below the expectations of public market analysts and investors, the price of our common stock may fall. These quarterly variations are caused by various factors, including:

        o       variations in demand for our products and services;

        o the timing and execution of individual contracts, product deployments, and achievement of milestones, particularly for large orders;

        o delays in customer orders and in the closing of sales near the end of a quarter;

        o       the amount and timing of increases in expenses;

        o costs and complications relating to acquisitions and integration of new technologies or businesses; and

        o       the utilization rate of our services personnel.

        It is particularly difficult to predict the timing or amount of our license revenues because we recognize a substantial portion of our license revenues in the last month of a quarter, and often in the last weeks or days of a quarter. Nevertheless, we base our decisions regarding our operating expenses in part on anticipated revenue trends. Because many of our expenses are relatively fixed in the short term, a delay in recognizing revenue from a limited number of license transactions could cause our operating results to vary significantly from quarter to quarter and could result in operating losses. To the extent these expenses are not followed by increased revenues that match our projections, our operating results will suffer.

OUR MARKET IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE AND OUR FAILURE TO ENHANCE OUR PRODUCTS AND DEVELOP NEW PRODUCTS TO RESPOND TO SUCH CHANGE COULD HARM OUR BUSINESS

        Our failure to enhance our product line and develop new products to successfully respond to rapid technological change would materially harm our business. The software market in which we compete is characterized by rapid technological change. Existing products may become obsolete and unmarketable when products using new technologies are introduced and or when industry standards emerge. For example, Vantive's customers have adopted a wide variety of hardware, software, database, Internet-based and networking platforms; we must continue to support and maintain our products on a variety of such platforms. As a result, the life cycles of our products are difficult to estimate. To be successful, we must continue to enhance our current product line and develop new products that successfully respond to such developments. In addition, customers may defer or forego purchases of our products if we, our competitors or major hardware, systems or software vendors introduce or announce new products or product enhancements. Such events could materially adversely affect our business, financial condition and operating results.

WE MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS OR ENHANCE EXISTING PRODUCTS ON A TIMELY BASIS

        We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced products in the future. Our product development requires substantial investment. There can be no assurance that we will have sufficient resources to make the necessary investments. We have delayed enhancements or new product release dates several times in the past and may not be able to introduce enhancements or new products successfully or in a timely manner in the future. We believe that such delays have not to date had a material adverse impact on our financial condition or operating results. Our business could be materially harmed if we delay the release of our products and product enhancements or if these products or product enhancements fail to achieve market acceptance when released.

WE DEVELOP COMPLEX SOFTWARE PRODUCTS SUSCEPTIBLE TO SOFTWARE ERRORS OR DEFECTS THAT COULD RESULT IN LOST REVENUES, OR DELAYED OR LIMITED MARKET ACCEPTANCE

        We face possible claims and higher costs as a result of the complexity of our products and the potential for undetected errors. Our software products are complex and may contain errors that may be detected at any point in the products' life cycles. We have in the past discovered software errors in certain of our products and as a result have experienced delays in shipment of products during the period required to correct these errors. Although we have not experienced any material adverse effect on our operating results from any such errors to date, there can be no assurance that, despite testing by us and by current and potential customers, errors will not be found in new products or releases after shipment, resulting in loss of revenue or delay in market acceptance and sales, diversion of development resources, injury to our reputation, or increased service and warranty costs, any of which could severely harm our business. Our products are generally used in systems with other vendors' products, and as a result, they must integrate successfully with existing systems. System errors, whether caused by our products or those of another vendor, could adversely affect the market acceptance of our products, and any necessary revisions could cause us to incur significant expenses. The occurrence of any such problems could harm our business.

OTHERS MAY BRING PRODUCT LIABILITY CLAIMS AGAINST US WHICH COULD BE TIME-CONSUMING AND EXPENSIVE TO DEFEND

        Since our products are often used for mission critical applications such as sales, marketing or field services, errors, defects or other performance problems could result in financial or other damages to our customers. Although our license agreements generally contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate such limitation of liability provisions. Although no product liability claim has been made against us to date, such a claim, even if it were unsuccessful, would be time-consuming and costly to defend and could harm our business.

OUR GLOBAL OPERATIONS AND OUR PLANNED EXPANSION OF OUR INTERNATIONAL OPERATIONS MAKE US MUCH MORE SUSCEPTIBLE TO RISKS FROM INTERNATIONAL OPERATIONS

        We believe that international operations carry inherent risks for U.S. based companies like ours. International revenue, or revenue derived from sales to customers in foreign countries, accounted for approximately 32% and 29% of the Company's revenue for the quarters ended March 31, 1999 and 1998, respectively. We intend to substantially expand our international operations and to enter new international markets. We face the following risks from doing business on an international basis:

        o significant management attention and financial resources to successfully translate and localize our software products into various languages;

        o       difficulties in staffing and managing foreign operations;

        o our ability to maintain or increase international market demand for our products;

        o       licenses, tariffs and other trade barriers; and

        o       political and economic instability.

        We, or our distributors or resellers, may also not be able to sustain or increase international revenues from licenses or from consulting and customer support or our relationships with our distributors may deteriorate.

FLUCTUATIONS IN THE RELATIVE VALUE OF FOREIGN CURRENCIES COULD HARM OUR OPERATING RESULTS

        Exchange rate fluctuations could cause currency transaction gains and losses. Our foreign subsidiaries operate primarily in local currencies and their results are translated into U.S. dollars. We began hedging activities in the second quarter of 1999 to limit the exposure resulting from increases in the value of the U.S. dollar relative to foreign currencies. Hedging activities do not guarantee complete protection from exchange rate fluctuation risk and as such exposure resulting from a fluctuation in the value of the U.S. dollar relative to foreign currencies could materially harm our operating results.

SERVICE REVENUES REPRESENT A SIGNIFICANT PERCENTAGE OF OUR TOTAL REVENUES AND LOWER THAN ANTICIPATED SERVICE REVENUES WOULD MATERIALLY HARM OUR BUSINESS

        If service revenues are lower than anticipated, our business, financial condition and operating results could be adversely affected. Support and service revenues represented 50.5% of our total revenues in the first quarter 1999 and 37.9% of our total revenues in the first quarter 1998. We anticipate that service revenues will continue to represent a significant percentage of total revenues. Service revenues depend in part on ongoing renewals of support contracts by our customers, some of which may not renew their support contracts. In addition, consulting revenues as a percentage of our total revenues could decline if customers select third-party service providers to install and service our products more frequently than they have in the past.

        Our ability to increase service revenues will depend in large part on our ability to increase the scale of our services organization, including our ability to successfully recruit and train a sufficient number of qualified services personnel. We may not be able to do so.

SERVICE REVENUES AND THIRD PARTY CONTRACT REVENUES CARRY LOWER GROSS MARGINS THAN LICENSE REVENUES AND AN OVERALL INCREASE IN THESE AREAS AS A PERCENTAGE OF TOTAL REVENUES COULD HAVE AN ADVERSE IMPACT ON OUR BUSINESS

        Because service revenues have lower gross margins than license revenues, a continued increase in the percentage of total revenues represented by service revenues could have a detrimental impact on our overall gross margins and could adversely affect our operating results. In addition, we subcontract certain consulting, customer support and training services to third-party service providers. Third-party contract revenues generally carry lower gross margins than our service business overall. As a result, our service revenues and related margins may vary from period to period, depending on the mix of these third-party contract revenues.

WE INCORPORATE SOFTWARE LICENSED FROM THIRD PARTIES WITH OUR PRODUCTS AND ANY SIGNIFICANT INTERRUPTION IN THE AVAILABILITY OF THESE THIRD-PARTY SOFTWARE PRODUCTS OR DEFECTS IN THESE PRODUCTS COULD IMPAIR OUR BUSINESS

        We license technology on a non-exclusive basis from several businesses for use with our products and anticipate that we will continue to do so in the future. Our inability to continue to license these products or to license other necessary products for use with our products or substantial increases in royalty payments under third-party licenses could harm our business. In addition, the effective implementation of our products depends upon the successful operation of third-party licensed products in conjunction with our products, and therefore any undetected errors in such licensed products may prevent the implementation or impair the functionality of products, delay new product introductions and/or injure our reputation.

INTERFACING OUR PRODUCTS WITH BEST-OF-BREED SOFTWARE MAY REQUIRE GREATER USE OF THIRD-PARTY SOFTWARE WHICH IN TURN COULD REQUIRE US TO REWRITE OUR SOFTWARE PRODUCTS OR ENTER INTO UNFAVORABLE LICENSE AGREEMENTS

        Our commitment to adopt or interface with best-of-breed software technology may require us to increase use of third-party software. To qualify as "best-of-breed," we must determine that the technology has a clear future market direction, is extremely robust and is commercially supported. The greater use of third-party software could require us to invest significant resources in rewriting some or all of our software applications products utilizing third-party software and/or to enter into license arrangements with third parties which could result in higher royalty payments and a loss of product differentiation. There can be no assurance that we would be able to successfully rewrite our products or enter into commercially reasonable licenses, and the costs of, or inability or delays in, doing so could materially harm our business.

THE MARKETS IN WHICH WE SELL OUR PRODUCTS ARE HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY

        The market for enterprise relationship management software and services is intensely competitive, fragmented and rapidly changing. We face competition or potential competition in the customer relationship management software market and services primarily from the following types of companies:

        o front-office software applications vendors such as (in alphabetical order) Aurum Software, Inc. (a subsidiary of The Baan Company), Clarify, Inc., Onyx Software Corporation, Pivotal Software and Siebel Systems, Inc.;
        o large enterprise hardware and software vendors such as Oracle Corporation, PeopleSoft Inc., SAP AG, IBM's CorePoint business unit and JD Edwards & Company;

        o       system integrators;

        o Internet start-ups such as Silknet Software, Inc. and Vignette Corporation; and

        o our potential customers' internal information technology departments, which may seek to develop proprietary enterprise relationship management systems.

        In addition, as we develop new products, particularly applications focused on particular industries, we may begin competing with companies with whom we have not previously competed. It is also possible that new competitors will enter the market or that our competitors will form alliances that may enable them to rapidly increase their market share or that our current alliance partners may now or in the future compete with us.

OUR FAILURE TO SUCCESSFULLY MANAGE OUR RAPID GROWTH COULD STRAIN OUR RESOURCES AND ADVERSELY AFFECT OUR BUSINESS

        Our rapid growth and expansion places significant demands on our managerial, administrative, operational, financial and other resources. Our ability to successfully offer new products and services in a rapidly evolving market requires an effective planning and management process. We have recently experienced a period of growth and expansion. Our new employees include a number of key managerial, marketing, planning, technical and operations personnel who have not yet been fully integrated into our organization.

        We intend to continue to expand our operations internationally and domestically, grow our customer base and pursue market opportunities through multiple growth strategies. To accommodate continued anticipated growth and expansion, we will be required to:

        o improve existing and implement new operational and financial systems, procedures and controls;

        o hire, train, manage, retain and motivate qualified personnel and enter into relationships with strategic partners;

        o       integrate our new management team; and

        o       anticipate and respond to changing market conditions.

        These measures may place a significant burden on our management and our internal resources. If we are not able to install adequate control systems in an efficient and timely manner, if our current or planned personnel systems, procedures and controls are not adequate to support our future operations, or if we are unable to otherwise manage growth effectively, our business could be harmed.

IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO HIRE ADDITIONALLY QUALIFIED PERSONNEL AS NECESSARY, WE MAY NOT BE SUCCESSFUL

        Our success depends to a significant degree on the continued contributions of our key management, engineering, sales and marketing and professional services personnel, many of whom would be difficult to replace. Our success also depends in large part on our ability to attract and retain highly skilled engineering, sales and marketing and professional services personnel. Competition for such personnel is intense, especially in Silicon Valley, where our principal facilities are located. If we are unable to retain our existing key personnel, or attract and train additional qualified personnel, our business could be harmed.

WE MAY BE REQUIRED TO EXPEND TIME AND RESOURCES TO DEFEND CLAIMS OF BREACH OF NON-COMPETITION AGREEMENTS

        Companies in the software industry whose employees accept positions with competitors frequently claim that such competitors have breached non-competition agreements. Although no such claim has been made against us to date, we may receive such claims in the future as we hire qualified personnel, and if such a claim were to be made against us, it may result in material litigation. We could incur substantial costs in defending ourselves against any such claims, regardless of the merits of such claims.

WE DEPEND ON EMERGING MARKETS FOR THE GROWTH OF FRONT-OFFICE AUTOMATION SOFTWARE AND A SLOWER GROWTH IN THE DEMAND FOR INTEGRATED FRONT-OFFICE PRODUCTS WOULD HARM OUR BUSINESS

        Vantive's future financial performance will depend in large part on the growth in demand for individual front-office automation software as well as the number of organizations adopting comprehensive front-office automation software information systems for their client/server and Web computing environments. We believe that an important competitive advantage for our products is their ability to be integrated with one another and with other back office software into a front-office automation information system. If the demand for integrated suites of front-office automation applications fails to develop, or develops more slowly than we currently anticipate, this could have a material adverse effect on the demand for our products and on our business, results of operations and financial condition.

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF PRODUCTS AND A DECLINE IN THE DEMAND FOR THESE PRODUCTS COULD HARM OUR BUSINESS
        To date, a significant portion of our license revenue is derived from the sale of a limited number of individual products, and in particular, Vantive Support, Vantive FieldService, Vantive Sales and Vantive HelpDesk. We expect license revenues from these products and their enhanced versions to continue to account for a significant portion of our future revenues. As a result, factors adversely affecting the pricing of or demand for such products such as competition or technological change could materially affect our business.

OUR PERFORMANCE WILL DEPEND ON THE GROWTH OF THE INTERNET FOR COMMERCE

        Our future success depends on the Internet being accepted and widely used for commerce. We are investing in the field service, eCommerce and Web product markets. "Ecommerce," or electronic commerce, represents paperless transactions between businesses or between a business and a customer. "Web product" is a product that can be easily used or adapted for the Internet. Should these markets fail to develop, not accept our products, or cause us to lose new business and/or customers in our traditional markets our business could be adversely affected.

OUR FAILURE TO EXPAND OUR DIRECT SALES FORCE AND THIRD-PARTY DISTRIBUTION CHANNELS WOULD IMPEDE OUR REVENUE GROWTH AND FINANCIAL CONDITION

        We have historically sold our products through our direct sales force. Our ability to achieve significant revenue growth in the future will depend in large part on our success in recruiting and training sufficient sales personnel and establishing relationships with distributors, resellers and systems integrators. We are currently investing, and plan to continue to invest, significant resources to expand our domestic and international direct sales force and to develop distribution relationships with certain third-party distributors, resellers and systems integrators. There can be no assurance that we will be able to attract a sufficient number of third-party distribution partners or that such partners will recommend our products. The inability to establish successful relationships with distributors, resellers or systems integrators could have a material adverse effect on our business, operating results and financial condition. In addition, there can be no assurance that we will be able to successfully expand our direct sales force or other distributors. If we fail to expand our direct sales force or other distribution channels our business could be harmed.

WE RELY ON OUR RELATIONSHIPS WITH THIRD PARTIES FOR, AMONG OTHER THINGS, THE SALES, MARKETING AND IMPLEMENTATION OF OUR PRODUCTS AND OUR FAILURE TO MAINTAIN THESE EXISTING RELATIONSHIPS OR TO ESTABLISH NEW RELATIONSHIPS COULD HARM OUR BUSINESS

        We rely heavily on our relationships with a number of organizations that are important to worldwide sales and marketing of our products. If we fail to maintain our existing relationships, or to establish new relationships, or if our partners do not perform to our expectations, our business, financial condition and operating results could be materially adversely affected. We also rely on a number of systems consulting and integration firms to implement our software, provide customer support services and endorse our products during the competitive evaluation stage of the sales cycle. Although we seek to maintain relationships with these service providers, many of them have similar, and often more established, relationships with our competitors. These third parties, many of which have significantly greater resources than we have, may in the future market software products that compete with ours or reduce or discontinue their relationships with us or their support of our products. In addition, our business, financial condition and operating results could be materially adversely affected if:

        o we are unable to develop and retain effective, long-term relationships with systems integrators;

        o we are unable to adequately train a sufficient number of systems integrators;

        o systems integrators do not have or do not devote the resources necessary to facilitate implementation of our products; or

        o systems integrators endorse a product or technology other than ours.

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE WHICH MAY SUBJECT US TO A RISK OF SECURITIES LITIGATION

        The price of our common stock has been volatile. The market price of our common stock could substantially fluctuate due to a variety of factors outside of our control, in addition to our financial performance. Furthermore, stock prices for many technology companies fluctuate widely for reasons that may be unrelated to operating results of such companies and could result from many other factors. These fluctuations, as well as general economic, market and political conditions such as recessions or military conflicts, may materially and adversely affect the market price of our common stock, which could in turn harm our business.

        In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources.

COSTS NECESSARY TO PROTECT OUR PROPRIETARY SOFTWARE AND OTHER PROPRIETARY INFORMATION COULD MATERIALLY HARM OUR BUSINESS AND, DESPITE OUR EFFORTS, WE MAY BE UNABLE TO PROTECT AGAINST INFRINGEMENT

        Our success and ability to compete depend on our proprietary technology. We rely primarily on copyright, trade secret and trademark law and, to a lesser extent, patent law, to protect our proprietary software and other proprietary information. We presently have two patents and one patent application pending. We also enter into agreements with our employees, consultants and customers to control their access to and distribution of our software, documentation and other proprietary information. Nevertheless, a third-party could copy or otherwise obtain our software or other proprietary information without authorization, or could develop software competitive to ours. In addition, effective trademark protection may not be available. Our competitors may adopt names similar to our trade-names, thereby impeding our ability to build brand identity and possibly leading to customer confusion.

        We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or know-how or to determine their scope and validity, or the scope, validity or enforceability of the proprietary rights of other third parties. Enforcing or defending our proprietary technology is expensive, could cause the diversion of our resources, and may not prove successful. In addition, the laws of other countries may not protect our products and intellectual property rights to the same extent as the laws of the United States. Our protective measures may be inadequate in these countries to protect our proprietary rights. Any failure to enforce or protect our intellectual property rights could cause us to lose a valuable asset and could harm our business.

CLAIMS BY THIRD PARTIES ALLEGING INFRINGEMENT OF THEIR PROPRIETARY RIGHTS COULD BE COSTLY TO DEFEND OR COULD OTHERWISE MATERIALLY HARM OUR BUSINESS

        Although we are not aware of any infringement by any of our products of the patent, trademark, copyright or other proprietary rights of any third-party, claims may be made against us in the future that allege violation of such proprietary rights as a result of the use by us, our customers or other third-parties of our products. Any such claim would be costly and time-consuming to defend, would divert our management's attention, could cause product delays and could otherwise harm our business. If we were to discover that our products violate a third-party's proprietary rights, we could be required to enter into royalty or licensing agreements in order to be able to sell our products. Such arrangements may not be available to us, and even if they are available, they might be prohibitively expensive.

YEAR 2000 ISSUES PRESENT TECHNOLOGICAL RISKS, COULD CAUSE DISRUPTION TO OUR BUSINESS AND COULD HARM OUR FUTURE SALES

        As is true for most companies, the Year 2000 issue creates risks for Vantive. If systems do not correctly recognize date information when the year changes to 2000, there could be an adverse impact on our operations. The Year 2000 issue not only has an impact on Vantive at the end of the calendar year 1999, but could also have an impact on us in the year 2000. The risks posed by Year 2000 issues could adversely affect our business in a number of significant ways. Our risk exists primarily in the following areas:

        o systems used by Vantive to run its business including information systems, equipment and facilities;

        o       systems used by Vantive's suppliers;

        o potential warranty or other claims from our customers with respect to our products or services; and

        o potential for reduced spending, or a moratorium on spending, by potential customers due to Year 2000 remediation.

        While we believe that we have adequately addressed each of these risks, except the risk of potential reduced spending by customers which is beyond our control, if our remediation is inadequate, then there could be a material adverse effect on our business. See "Year 2000 Compliance."

REMEDIATION OF PROBLEMS RELATED TO THE EUROPEAN MONETARY CONVERSION MAY INVOLVE SIGNIFICANT TIME AND EXPENSE AND MAY REDUCE OUR FUTURE SALES

        Our business may be harmed if we are not able to successfully address and remedy any problems related to the European monetary conversion. We are aware of the issues associated with the changes in Europe aimed at forming a European economic and monetary union. One of the changes resulting from this union required member countries to irrevocably fix their respective currencies to a new currency, the Euro, on January 1, 1999, at which date the Euro became a functional legal currency of these countries. During the next three years, business in member countries will be conducted in both the existing national currency, such as the French Franc or the Deutschemark, and the Euro. As a result, companies operating in or conducting business in member countries will need to ensure that their financial and other software systems are capable of processing transactions and properly handling these currencies, including the Euro.

        We have completed our assessment of the impact the conversion to the Euro will have on both our internal systems and the products we sell. We will take appropriate corrective actions based on the results of this assessment. This issue and its related costs could harm our business.

OUR CURRENT REVENUE RECOGNITION PRACTICES MAY NEED TO CHANGE, WHICH COULD HARM OUR BUSINESS

        The American Institute of Certified Public Accountants issued Statement of Position 97-2, Software Revenue Recognition, in October 1997 and amended it by Statement of Position 98-4. We adopted these statements effective January 1, 1998. In December 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9 which further amended Statement of Position 97-2 and 98-4. We believe our current revenue recognition policies and practices are consistent with these statements. However, full implementation guidelines for Statement of Position 97-2 have not yet been issued. Once available, our current revenue accounting practices may need to change, and such changes could harm our future revenues and earnings. See "Recent Accounting Pronouncements."

                        RECENT ACCOUNTING PRONOUNCEMENTS

        We recognize revenues from sales of software licenses when we sign a non-cancellable license agreement with a customer, the software is shipped, the fee is fixed or determinable and collection is deemed probable. We recognize customer support revenues ratably over the contract term (which is typically one year) and recognize revenues for consulting and training services as such services are performed.

        Statement of Position 97-2, Software Revenue Recognition, was issued in October 1997 by the American Institute of Certified Public Accountants and was amended by Statement of Position 98-4. We adopted Statement of Position 97-2 effective January 1, 1998. Based on our interpretation of Statement of Position 97-2 and Statement of Position 98-4, we believe our current revenue recognition policies and practices are consistent with Statement of Position 97-2 and Statement of Position 98-4.

        In December 1998, the Accounting Standards Executive Committee, released Statement of Position 98-9, Software Revenue Recognition, with respect to certain transactions. Statement of Position 98-9 amends Statement of Position 97-2 to require that an entity recognize revenue by means of the "residual method" when (1) there is vendor-specific objective evidence of the fair values of all undelivered elements in a multiple-element arrangement that is not accounted for using long-term contract accounting, (2) vendor-specific objective evidence of fair value does not exist for one or more of the delivered elements in the arrangement, and (3) all revenue recognition criteria of Statement of Position 97-2 other than the requirement for vendor-specific objective evidence of the fair value of each delivered element of the arrangement are satisfied. Under the residual method, the arrangement fee is recognized as follows: (1) the total fair value of the undelivered elements, as indicated by vendor-specific objective evidence, is deferred and subsequently recognized in accordance with the relevant sections of Statement of Position 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. The provisions of Statement of Position 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999 and prohibits any retroactive application. The Company is evaluating the requirements of Statement of Position 98-9 and the effects, if any, on our current revenue recognition policies.

        In addition, such implementation guidance may necessitate substantial changes in our business practices in order for us to continue to recognize a substantial portion of our license fee revenue upon delivery of our software products. Such changes may reduce demand, extend sales cycles, increase administrative costs and otherwise adversely affect operations. We could also become competitively disadvantaged relative to foreign-based competitors not subject to U.S. generally accepted accounting principles.

        In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is currently effective for all fiscal quarters of fiscal years beginning after June 15, 1999, however the FASB has recently proposed to defer the effective date by one year. We do not expect SFAS No. 133 to have a significant effect on our financial condition or results of operations.

                              YEAR 2000 COMPLIANCE

        As is true for most companies, the Year 2000 issue creates risks for Vantive. If systems do not correctly recognize date information when the year changes to 2000, there could be an adverse impact on our operations. The Year 2000 issue not only has an impact on Vantive at the end of the calendar year 1999, but could have an impact on us in the year 2000.

        While we believe that our current products are materially Year 2000 compliant, we have not tested all previous releases or versions of all of our products, nor have we tested all current products within all customers' systems environments. The inability of any of our products to operate properly in the Year 2000 could result in increased warranty costs, customer satisfaction issues, litigation or other material costs and liabilities, which could materially harm our results of operations or financial condition. Additionally, because there is no uniform definition of Year 2000 "compliance" and because all customer situations cannot be anticipated, particularly those involving other vendors' products, we may see a change in demand or an increase in warranty and other claims as a result of the Year 2000 transition. Such events, should they occur, could have a material adverse impact on future results.

        We have completed our evaluation of most of our internal applications for Year 2000 compliance, and have begun remediation or replacement of systems, where necessary. We expect to achieve remediation without significant impact on the operational results of our business by September 1999, with continued testing through the end of 1999. In the event that implementation of replacement systems is delayed, or if significant new compliance issues are identified, our ability to conduct our business or record transactions could be disrupted which could harm our results of operations or financial condition. We are also in the process of evaluating Year 2000 compliance of our equipment and critical suppliers of goods and services. Critical equipment, such as manufacturing equipment, has been identified, and we are currently in the process of contacting our suppliers to ascertain Year 2000 compliance. In the event that identification of non-compliant equipment and any upgrade or replacement of equipment is delayed, our design, production and shipping capabilities could be disrupted, which could harm our results of operations or financial condition.

        The purchasing patterns of our customers and potential customers based on Year 2000 issues may make it difficult to predict future sales. Companies owning and operating such systems may plan to devote a substantial portion of their information technology spending to fund such upgrades and modifications and divert spending away from projects such as customer relationship management or front office software applications. We believe that some companies have instituted a moratorium on new information technology projects until the Year 2000 issues are satisfactorily addressed. Such changes in customers' spending patterns could materially harm our sales, operating results or financial condition.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at http://www.vantive.com or at the SEC's web site at http://www.sec.gov. Our common stock is traded on The Nasdaq National Market and, as such, reports and other information concerning Vantive can also be inspected at the offices of the National Association of Securities Dealers, Inc., in Washington, D.C.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

        o Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed on May 14, 1999;

        o Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 31, 1999; and

        o The descriptions of Vantive's capital stock contained in its registration statements on Form 8-A filed on August 9, 1995 and December 18, 1998, including any amendments or reports filed for the purpose of updating such descriptions.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                      The Vantive Corporation
                      2455 Augustine Drive
                      Santa Clara, CA  95054
                      (408) 982-5700
                      Attn:  Chief Financial Officer

        You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                           FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements." When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus. Vantive assumes no obligation to update any forward-looking statements.

                              PLAN OF DISTRIBUTION

        All 66,803 shares of common stock being registered by this prospectus are being registered on behalf of the selling stockholders who are listed on page 14. We issued all of these shares in connection with our acquisition of Scotch Bonnet Integration, Inc. Vantive will receive no proceeds from this offering. As used in this prospectus, the term "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus.

        The selling stockholders will act independently of Vantive in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may choose to sell the shares from time to time at market prices prevailing at the time of the sale or at prices related to the then prevailing market prices. The selling stockholders may also choose to sell the shares from time to time in negotiated transactions, including an underwritten offering or through the use of one or more of the following methods:

        o a block trade in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction,

        o purchases by a broker or dealer as principal and resale by that same broker or dealer for its account under this prospectus, and

        o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

        In connection with the sale of the shares, the selling stockholders may engage broker-dealers who in turn may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. In addition, underwriters or agents may receive compensation from the selling stockholders or from purchasers of the shares for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell shares to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of the shares may be deemed to be underwriters. Any discounts or commissions received by them from the selling stockholders and any profit on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.

        At the time a particular offer of shares is made, to the extent required, a supplement to this prospectus will be distributed which will identify and set forth the aggregate amount of shares being offered and the terms of the offering. Such supplement will also disclose the following information:

        o       the name or names of any underwriters, dealers or agents,

        o the purchase price paid by any underwriter for shares purchased from the selling stockholders,

        o any discounts, commissions and other items constituting compensation from the selling stockholders and/or Vantive, and

        o any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

        Vantive has agreed to indemnify the selling stockholders in certain circumstances against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify Vantive in certain circumstances against certain liabilities, including liabilities under the Securities Act.

        The selling shareholders and any other persons participating in the sale or distribution of the shares being registered by this prospectus will be subject to the provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, to the extent applicable. These provisions may limit the timing of purchases and sales of any of the shares by the selling shareholders or any other such person. This may affect the marketability of the shares. The selling shareholders also will comply with the applicable prospectus delivery requirements under the Securities Act in connection with the sale or distribution of the shares being registered by this prospectus.

        In order to comply with state securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In some states, the shares may not be sold unless the shares have been registered or qualified for sale in that state, or unless an exemption from registration or qualification is available and is obtained.

        Vantive will bear all out-of-pocket expenses incurred in connection with the registration of the shares. These expenses include without limitation, all registration and filing fees imposed by the SEC, the NASD and blue sky laws, printing expenses, transfer agents' and registrars' fees, and the fees and disbursements of Vantive's outside counsel and independent pubic accountants. The selling stockholders will bear all underwriting discounts and commissions and transfer or other taxes.

                              SELLING STOCKHOLDERS

        The following table sets forth the number of shares owned by each of the selling stockholders. None of the selling stockholders has had a material relationship with Vantive within the past three years other than as a result of the ownership of the shares or other securities of Vantive. No estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below. Each selling stockholder has sole voting and investment power with respect to all shares shown as beneficially owned by the selling stockholder, subject to community property laws where applicable.


                                NUMBER OF SHARES
                                  BENEFICIALLY      NUMBER OF SHARES     PERCENT OF
                                  OWNED BEFORE       REGISTERED FOR      OUTSTANDING
SELLING STOCKHOLDER                 OFFERING          SALE HEREBY          SHARES
-------------------             ----------------    ----------------     ------------
Marian Abrams                        12,238               12,238               *

Mark Dirrim                          12,238               12,238               *

Daniel Kenyon                        12,238               12,238               *

Guy Pasela                           21,738               21,738               *

Systar, Inc.                          8,351                8,351               *
                                     ======               ======               =
    TOTALS                           66,803               66,803               *

----------

*       Represents beneficial ownership of less than 1%.

        This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale by this prospectus by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Vantive's outstanding shares of common stock.

                                  LEGAL MATTERS

        For the purpose of this offering, Gray Cary Ware & Freidenrich LLP, Vantive's outside legal counsel, is giving its opinion on the validity of the shares.

                                     EXPERTS

        The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

====================================      ====================================
                                                 THE VANTIVE CORPORATION

We have not authorized any person to
make a statement that differs from
what is in this prospectus. If any
person does make a statement that
differs from what is in this
prospectus, you should not rely on
it. This prospectus is not an offer
to sell, nor is it seeking an offer           ----------------------------
to buy, these securities in any
state in which the offer or sale is
not permitted. The information in
this prospectus is complete and                       66,803 SHARES
accurate as of its date, but the                           OF
information may change after that                     COMMON STOCK
date.

          TABLE OF CONTENTS

                                 Page
                                 ----
ABOUT VANTIVE......................1          ----------------------------

RECENT MATTERS.....................1                   PROSPECTUS

RISK FACTORS.......................2          ----------------------------

RECENT ACCOUNTING PRONOUNCEMENTS..10

YEAR 2000 COMPLIANCE..............10

WHERE YOU CAN FIND MORE
  INFORMATION....... .............11

FORWARD-LOOKING STATEMENTS........12

PLAN OF DISTRIBUTION..............13

SELLING STOCKHOLDERS..............14

LEGAL MATTERS.....................14

EXPERTS...........................15



                                                      June 18, 1999
====================================

                                          ====================================